Barnes Group Inc.
123 Main Street
Bristol, CT 06010
NEWS RELEASE

BARNES GROUP INC. COMPLETES THE SALE OF ITS SEEGER-ORBIS BUSINESS TO THE KAJO NEUKIRCHEN GROUP

BRISTOL, Conn., February 5, 2020 — Barnes Group Inc. (NYSE: B), a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, today announced it has completed the divestiture of its Seeger-Orbis (“Seeger”) business to the Kajo Neukirchen Group.
Seeger, formerly part of Barnes Group’s Engineered Components strategic business unit within the Industrial Segment, develops and produces a comprehensive range of retaining rings, fasteners, snap rings and shims and generates annual revenues of approximately $60 million.
Barnes Group anticipates an approximate $0.10 net impact to 2020 earnings per share from Seeger’s forgone operating profit contribution, partially offset by interest savings from reduced debt with redeployment of the sale proceeds. Barnes Group’s 2020 financial outlook will be provided on the Company’s fourth quarter 2019 earnings call scheduled for February 21, 2020.
About Barnes Group
Barnes Group Inc. (NYSE: B) is a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, serving a wide range of end markets and customers. Its specialized products and services are used in far-reaching applications including aerospace, transportation, manufacturing, automation, healthcare, and packaging. Barnes Group’s skilled and dedicated employees around the globe are committed to the highest performance standards and achieving consistent, sustainable profitable growth. For more information, visit www.BGInc.com.

About The Kajo Neukirchen Group
The Kajo Neukirchen Group is a family business specializing in investments in companies, real estate and forestry. In all its activities, the Kajo Neukirchen Group can draw on the long experience of its founder, Kajo Neukirchen, to whom the business owes its name, and who has successfully led numerous major corporations and enterprises.

Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future operating and financial performance and financial condition, and often contain words such as "anticipate," "believe," "expect," "plan," "estimate," "project," and similar terms. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. The risks and uncertainties are addressed in Barnes Group Inc.’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q, and 8-K. The Company assumes no obligation to update our forward-looking statements.

Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations
860.583.7070
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